                                                           OMB APPROVAL
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                               CLARUS CORPORATION
     ---------------------------------------------------------------------
                                (Name of Issuer)

                         COMMON STOCK, $.0001 PAR VALUE
     ---------------------------------------------------------------------
                         (Title of Class of Securities)

                                    784638108
                           --------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 1999
     ---------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

           / /     Rule 13d-1(b)
           / /     Rule 13d-1(c)
           /x/     Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   784638108                     13G                 Page 2 of 12 pages

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Highland Capital Partners II Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                    (a) / /
                                                                    (b) / /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

 NUMBER OF              0
                   ------------------------------------------------------------
  SHARES           6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY               0
                   ------------------------------------------------------------
  EACH             7    SOLE DISPOSITIVE POWER
 REPORTING
  PERSON                0
                   ------------------------------------------------------------
   WITH:           8    SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
--------------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                             / /
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------


                               Page 2 of 12 pages

CUSIP No.   784638108                     13G                 Page 3 of 12 pages

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Highland Management Partners II Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                    (a) / /
                                                                    (b) / /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                    5    SOLE VOTING POWER

 NUMBER OF               0
                    ------------------------------------------------------------
  SHARES            6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY                0
                    ------------------------------------------------------------
  EACH              7    SOLE DISPOSITIVE POWER
 REPORTING
  PERSON                 0
                    ------------------------------------------------------------
   WITH:            8    SHARED DISPOSITIVE POWER

                         0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
--------------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                             / /
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 12 pages

CUSIP No.   784638108                     13G                 Page 4 of 12 pages

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Robert F. Higgins
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                    (a) / /
                                                                    (b) / /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                    5    SOLE VOTING POWER

 NUMBER OF               0
                    ------------------------------------------------------------
  SHARES            6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY                0
                    ------------------------------------------------------------
  EACH              7    SOLE DISPOSITIVE POWER
 REPORTING
  PERSON                 0
                    ------------------------------------------------------------
   WITH:            8    SHARED DISPOSITIVE POWER

                         0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
--------------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                             / /
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 12 pages

CUSIP No.   784638108                     13G                 Page 5 of 12 pages

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Paul A. Maeder
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                    (a) / /
                                                                    (b) / /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                    5    SOLE VOTING POWER

 NUMBER OF               0
                    ------------------------------------------------------------
  SHARES            6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY                0
                    ------------------------------------------------------------
  EACH              7    SOLE DISPOSITIVE POWER
 REPORTING
  PERSON                 0
                    ------------------------------------------------------------
   WITH:            8    SHARED DISPOSITIVE POWER

                         0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
--------------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                             / /
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 12 pages

CUSIP No.   784638108                     13G                 Page 6 of 12 pages

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Wycliffe K. Grousbeck
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                    (a) / /
                                                                    (b) / /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                    5    SOLE VOTING POWER

 NUMBER OF               0
                    ------------------------------------------------------------
  SHARES            6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY                0
                    ------------------------------------------------------------
  EACH              7    SOLE DISPOSITIVE POWER
 REPORTING
  PERSON                 0
                    ------------------------------------------------------------
   WITH:            8    SHARED DISPOSITIVE POWER

                         0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
--------------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                             / /
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 12 pages

CUSIP No.   784638108                     13G                 Page 7 of 12 pages

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Daniel J. Nova
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                    (a) / /
                                                                    (b) / /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                    5    SOLE VOTING POWER

 NUMBER OF               0
                    ------------------------------------------------------------
  SHARES            6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY                0
                    ------------------------------------------------------------
  EACH              7    SOLE DISPOSITIVE POWER
 REPORTING
  PERSON                 0
                    ------------------------------------------------------------
   WITH:            8    SHARED DISPOSITIVE POWER

                         0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
--------------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                             / /
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 12 pages

Item 1(a).        NAME OF ISSUER:  Clarus Corporation (the "Company")

Item 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 3950 Johns Creek Court, Suite 100, Suwanee, GA 30024


Item 2(a)                                       Item 2(b)                                Item 2(c)
---------                                       ---------                                ---------

                                                                                  CITIZENSHIP OR PLACE
NAME OF PERSON FILING                           ADDRESS                              OF ORGANIZATION

Highland Capital Partners II Limited            Two International Place                 Delaware
  Partnership ("Highland Capital"), a           Boston, MA 02110
  Delaware limited partnership

Highland Management Partners II Limited         Two International Place                 Delaware
  Partnership ("Highland Management"), a        Boston, MA 02110
  limited partnership and the sole general
  partner of Highland Capital

Robert F. Higgins, Paul A. Maeder, Wycliffe     Two International Place                 United States
  K. Grousbeck and Daniel J. Nova, the          Boston, MA 02110
  general partners of Highland Management
  (the "Investing General Partners")


Item 2(d).        TITLE OF CLASS OF SECURITIES:  Common Stock, $.0001 par value.

Item 2(e).        CUSIP NUMBER:    784638108

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable

Item 4.           OWNERSHIP.

                  Not applicable


                               Page 8 of 12 pages

Item 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Highland Capital, Highland Management and the Investing General Partners may be deemed to own beneficially 0 shares of Common Stock as of December 31, 1999, which is five percent or less of the Common Stock of Clarus Corporation.

Item 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

Item 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Highland Capital, Highland Management, and each of the Investing General Partners expressly disclaim membership in a "group" as defined in Rule 13d - 1(b)(1)(ii)(J).

Item 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

Item 10.          CERTIFICATION.

                  Not applicable.


                               Page 9 of 12 pages

                                    SIGNATURE

         After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 2000

HIGHLAND CAPITAL PARTNERS II
 LIMITED PARTNERSHIP

By: Highland Management
    Partners II Limited Partnership

   By: /s/ ROBERT F. HIGGINS
      -----------------------------
      General Partner

HIGHLAND MANAGEMENT PARTNERS II
 LIMITED PARTNERSHIP

By: /s/ ROBERT F. HIGGINS
   -----------------------------
   General Partner

/s/ ROBERT F. HIGGINS
-----------------------------
Robert F. Higgins

/s/ PAUL A. MAEDER
-----------------------------
Paul A. Maeder

/s/ WYCLIFFE K. GROUSBECK
-----------------------------
Wycliffe K. Grousbeck

/s/ DANIEL J. NOVA
-----------------------------
Daniel J. Nova


                              Page 10 of 12 pages

                                  Exhibit Index


              EXHIBIT NO.                             DESCRIPTION                         PAGE NO.

                   A                           Agreement of Joint Filing                     12




                              Page 11 of 12 pages